                                                                    EXHIBIT 3(b)



                                 AMENDED BY-LAWS

                                       OF

                               ST. JOE CORPORATION


                                ARTICLE I - STOCK

     1. Certificate of Stock shall be issued in numerical order from the Stock Certificate Book, and be signed by the President and by the Secretary and sealed with the Corporate Seal. A record of each certificate issued shall be kept on the stub thereof.

     2. Transfer of Stock shall be made only on the books of the Company, in person or by attorney upon surrender of the certificate evidencing the stock sought to be transferred, properly endorsed; the certificate so surrendered shall be canceled as and when the new certificate or certificates are issued.

                            ARTICLE II - STOCKHOLDERS

     1. The Annual Meeting of the Stockholders of this Corporation shall be held at 10:30 A.M. local time on the second Tuesday in May of each year commencing with the year 1997 A.D. Each Annual Meeting shall be held at the principal office of the Company in Jacksonville, Florida, unless some other place in or out of the State of Florida is designated by the Board of Directors, three weeks or more before the day of such Annual Meeting.

     2. Special Meetings of the Stockholders may be called or held at any place in or out of the State of Florida, at any time, by resolution of the Board of Directors, and shall be called at any time upon written request of Stockholders holding one-third of the outstanding stock.

         3. Notice of Stockholders' Meetings of the Corporation shall be in writing and signed by the Chairman the President or a Senior Vice President or a Vice President or the Secretary or an Assistant Secretary of the Corporation. Such notice shall state the purpose or purposes for which the meeting is called and time when and the place where it is to be held. A copy of such notice shall be served upon or mailed to each Stockholder of record entitled to vote at such meeting not less than ten nor more than sixty days before such meeting. If mailed, it shall be directed to the Stockholder at his home address as it appears upon the records of the Corporation. Notice duly served upon or mailed to a Stockholder in accordance with the provisions of this by-law shall be deemed sufficient, and in the event of the transfer of his stock after such service and prior to the holding of the meeting, it shall not be necessary to serve notice of the meeting upon the transferee. Any meeting of Stockholders may be held either within or without the State of Florida. Any Stockholder may waive notice of any meeting either before, at or after the meeting. When the Stockholders who hold four-fifths of the stock of the Corporation shall be present at a meeting, however called, or notified, and shall sign a written consent thereto on the record of the meeting, the acts of such meeting shall be as valid as if legally called and notified.

         4. A Quorum at any meeting of the Stockholders shall consist of a majority of the stock of the Company represented in person or by proxy, and a majority of such quorum shall decide any question that may come before the meeting.

         5. The Order of Business of the Annual Meetings, and as far as possible, at all other meetings of the Stockholders, shall be:

                  1.       Calling of roll.
                  2.       Proof of due notice of meeting.
                  3.       Reading and disposal of any unapproved minutes.
                  4.       Annual reports of officers and committees.
                  5.       Election of directors.
                  6.       Unfinished business.
                  7.       New business.
                  8.       Adjournment.

                             ARTICLE III - DIRECTORS

     1. The Business and Property of the Corporation shall be managed by a Board of not less than nine nor more than fifteen Directors, the number to be determined by the Stockholders of the Corporation, all of whom shall be of full age and at least one of whom shall be a citizen of the United States and such Board of Directors shall have full control over the affairs of the Corporation and shall be authorized to exercise all of its Corporate powers unless otherwise provided in these by-laws. The Directors shall be elected at the Annual Meeting of the Stockholders by a plurality of the votes cast at such election, for the term of one year, and shall serve until the election and acceptance of their duly qualified successors. Vacancies in the Board of Directors shall be filled by the Directors remaining in office.

     2. A Chairman of the Board of Directors shall be selected, who shall be considered an officer of the Corporation.

     3. A Regular Meeting of the Board of Directors shall be held immediately upon adjournment of the annual meeting of the stockholders each year at the place where the annual meting of the stockholders is held that year.

     4. Special Meetings of the Board of Directors may be held in or out of the State of Florida, and can be called at any time or place by the Chairman of the Board of Directors or by any three members of the Board. Notice of the meeting, stating a place, date, and hour, shall be given to each director by mail not less than three days before the date of the meeting. Alternatively, notice may be given personally to each director or by telephone, telegram, facsimile, telecopy, fax, or similar means of communication not less than twenty four hours before the date of the meeting. Emergency meetings may be convened on such shorter notice as the Chairman or Board members calling the meeting deem necessary and appropriate in the circumstances. A special meeting may be held at any time or place without notice by unanimous written consent of all directors or the presence of all directors at such meeting.

     5. The Board of Directors, by resolution adopted by a majority of the full Board, may establish from among its members one or more committees. As allowed by general law and as provided in the resolution establishing the committee, each committee shall have and may exercise all the powers and authority of the Board of Directors in managing the business affairs of the corporation.

     Each committee must have two or more members who will serve at the pleasure of the Board of Directors. The Board, by resolution, may designate one or more directors as alternate members of any committee.

     The Board of Directors shall prescribe the manner in which committee proceedings shall be conducted. Unless the Board otherwise provides, regular and special meetings and other actions of any committee shall be governed by the provisions of these by-laws applicable to meetings and actions of the Board of Directors. Each committee shall keep minutes of meetings, copies of which shall be furnished to all Directors. Each committee shall report all actions to the Board of Directors.

     6. A Quorum at any meeting shall consist of a majority of the Board. A majority of such quorum shall decide any questions that may come before the meeting. If at any meeting less than a quorum is present, the Directors present, or a majority of them, may adjourn the meeting to another time and/or place.

     7. Officers of the Company shall be elected by ballot of the Board of Directors at its first meeting after the Annual Meeting of the Stockholders each year. If any office becomes vacant during the year, the Board of Directors shall fill the same for the unexpired term. The Board of Directors shall fix the compensation of the officers and agents of the Company.

     8. The Order of Business at any regular or special meeting of the Board of Directors shall be:

        1.  Reading and disposal of any unapproved minutes.
        2.  Reports of officers and committees.
        3.  Unfinished business.
        4.  New business.
        5.  Adjournment.

     9. Indemnification of Officers and Directors. The Corporation shall indemnify each officer and director, whether or not then in office, (and his or her executor, administrator and heirs), against all reasonable expenses actually and necessarily incurred, including but not limited to, judgments, costs and counsel fees in connection with the defense of any litigation, civil or administrative action, suit or proceeding, to which he or she may have been made a party because he or she is or was a director or officer of the Corporation. He or she shall have no right to reimbursement, however, in relation to matters as to which he or she had been adjudged liable to the Corporation for negligence or misconduct in the performance of his or her duties or was derelict in the performance of his or her duty as director or officer by reason of willful misconduct, bad faith, gross negligence or reckless disregard of the duties of his or her office or employment. The right to indemnity for expenses shall also apply to expenses in connection with suits that are compromised or settled if (1) the Court having jurisdiction of the action shall approve such settlement, or (2) a majority of the Board of Directors, excluding interested directors, votes to approve such settlement. As used in this paragraph an "interested director or officer" is one against whom the proceeding in question or another proceeding on the same or similar grounds is then pending.

     The foregoing right of indemnification shall be in addition to, and not exclusive of, all other rights to which that director or officer may be entitled.

     10. Meetings of the Board of Directors or committees of the Board may be held by means of a telephone conference call or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation by such means constitutes presence by such person at a meeting.

                              ARTICLE IV - OFFICERS

     1. The Officers of the Corporation shall be a Chairman of the Board of Directors, a President, one or more Senior Vice Presidents and Vice Presidents, a Secretary, a Treasurer, and a Comptroller, each of whom shall be elected annually for the term of one year unless sooner removed by the Board of Directors, and each of whom shall hold office until his successor shall be elected and qualified. Any person may hold two or more offices except that the Chairman of the Board of Directors shall not be also the Secretary or an Assistant Secretary of the Corporation.

     2. The Chairman of the Board of Directors shall be the Chief Executive Officer of the corporation, and subject to the control of the Board of Directors, shall supervise, control and manage all the business affairs of the corporation. The Chairman shall preside at all meetings of the shareholders, the Board of Directors, and all committees of the Board of Directors on which he or she may serve. In addition, the Chairman shall possess and may exercise the powers and authority, and perform the duties that are assigned to him by the Board of Directors. The Chairman may delegate any of his or her powers to any other officer of the Corporation, subject to the Chairman's overall supervision and responsibility.

     3. The President, shall report and be responsible to the Chairman of the Board of Directors. The President shall have the powers and perform the duties that are assigned or delegated to him or her by the Board of Directors or the Chairman.

     During the absence or disability of the Chairman, or at the request of the Chairman, the President shall perform the duties and exercise the powers of the Chairman. In the absence or disability of both the Chairman and the President, the Senior Vice President or Vice President designated by the Chairman, or if no one is designated by the Chairman, the Senior Vice President or Vice President designated by the Board of Directors shall perform the duties and exercise the powers of the Chairman.

     4. Senior Vice Presidents and Vice Presidents shall have the powers and perform the duties that are assigned or delegated to them by the Board of Directors or the Chairman.

     5. The Secretary shall keep the minutes of all meetings, shall have charge of the seal and the corporate books, shall execute with the President, Senior Vice President or Vice President such instruments as require such signatures, and shall make such reports and perform such other duties as are incident to his office, or are properly required of him by the Board of Directors. The Board of Directors may appoint one or more Assistant Secretaries, and in the absence, disqualification or disability of the Secretary, any such Assistant Secretary shall exercise the functions of the Secretary.

     6. The Treasurer shall have the custody of all moneys and securities of the Corporation and shall keep regular books of account under the direction of the Board of Directors. He shall deposit all funds and moneys of the Corporation in banks to be designated by the Board of Directors, and shall perform such other duties as may be required of him by the Board of Directors. The Board of Directors may appoint one or more Assistant Treasurers, and in the absence, disqualification or disability of the Treasurer, or at his direction, any such Assistant Treasurer shall exercise the functions of the Treasurer.

     7. The Controller shall maintain adequate records of all assets, liabilities, and transactions of the Corporation, shall see that adequate audits thereof are currently and regularly made, and, in conjunction with other officers and department heads, shall initiate and enforce measures and procedures whereby the business of the Corporation shall be conducted with the maximum safety, efficiency, and economy. He shall attend such meetings of the Directors and Stockholders of the Corporation and shall make such reports to the President and/or the Board of Directors as said Board of Directors may prescribe, and shall perform such other duties as may be required of him by the Board of Directors.

     8. Removal of Officers. Any officer of the corporation may be removed from his or her respective office or position at any time, with or without cause, by the Board of Directors.

         9. The Board of Directors may, from time to time, appoint such additional officers as it deems necessary, prescribe their duties, and fix their salaries, and may remove them at pleasure and may authorize any or all of the officers of the Corporation to execute in the Corporation's name, notes, purchases or sales of real estate, leases, bills of sale, mortgages, pledges, exchanges, contracts, checks, bills of exchange and any and all other papers and documents on behalf of the Corporation.

                        ARTICLE V - DIVIDENDS AND FINANCE

         1. Dividends shall be declared only at such times and in such amounts as the Board of Directors shall direct.

                                ARTICLE VI - SEAL

         1. The Corporate Seal of the Company shall consist of two concentric circles, between which is the following: "ST. JOE CORPORATION", and in the center shall be inscribed "Seal - Incorporated 1936."

                            ARTICLE VII - AMENDMENTS

         1. These By-Laws May be Amended, altered or repealed and new by-laws adopted at any meeting of the Board of Directors by a majority vote. The fact that the power to amend, alter or repeal the by-laws has been conferred upon the Board of Directors shall not divest the shareholders of the same power.

         Adopted by the Board of Directors this 18th day of March, 1997.